Exhibit 16.1

February 17, 2004

United States Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC
20549 USA

Dear Sirs:

We were previously the independent auditors for Americhip International Inc. (formerly Southborrough Ventures Inc.) and did report on the financial statements of Americhip International Inc. (formerly Southborrough Ventures Inc.) for the fiscal years ended November 30, 2002 and 2001, and reviewed the Company's financial statements through the interim period ended August 31, 2003. On February 10, 2004, we were dismissed as their independent auditors.

We have read the statements made by Americhip International Inc. (formerly Southborrough Ventures Inc.) included under Item 4 of its Form 8-K Current Report, dated February 10, 2004, and we agree with such statements.

Yours truly,
/s/ Jim Philip
Jim Philip, C.A.
for MORGAN & COMPANY

JLP/nm